EXHIBIT 99.2

CORPORATE PARTICIPANTS

Steve Teng Sport Chalet, Inc. – IR

Howard Kaminsky Sport Chalet, Inc. - CFO

Craig Levra Sport Chalet, Inc. - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Harold Citron Credit Intel - Analyst

Marty Lean Wedbush - Analyst

Jim Goodbody Private Investor - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen, and welcome to the Sport Chalet first quarter fiscal 2014 earnings conference call. At this time, all participants are in listen-only mode. Later we will conduct a question and answer session. Instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded today, August 14, 2013, and may not be reproduced in whole or in part without permission from the Company.

I would like to introduce Steve Teng from Sport Chalet. Please go ahead.

Steve Teng - Sport Chalet, Inc. - IR

Thank you, Operator. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of our press release, please call area code 818-949-5300 and we can have a copy sent to you. Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks include, among other things, the specific forward-looking statements made on this conference call and the risks associated with each; the negative effect of the economic downturn on the Company's sales; limitations on borrowing under the Company's bank credit facility; the Company's ability to control operating expenses and costs; the competitive environment of the sporting goods industry in general and in the Company's specific market areas; inflation; the challenge of maintaining its competitive position; the Company's ability to manage the growth of its Team Sales Division and online business; the Company's ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock; changes in cost of goods and services; and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Howard Kaminsky, Chief Financial Officer of Sport Chalet. Howard, please go ahead.

Howard Kaminsky - Sport Chalet, Inc. - CFO

Thanks Steve. Good afternoon everyone, and thank you for joining us today. On the call with me is Craig Levra, our Chairman and Chief Executive Officer, following my review of our financial results for the quarter ended June 30, 2013, Craig will provide further commentary. After our formal comments, we will both be available for any questions that you might have.

For our first quarter sales decreased $2.3 million, or 2.8% to $81.5 million, the sales decrease is primarily the result of a $1.1 million decrease from the closure of two underperforming stores, a sales decrease in our team sales division of 31%, due to the departure of several sales representatives, and a comp store sales decrease of 0.7% partially offset by a 37.6% increase from online sales. The comp store sales decrease was primarily due to general consumer caution from the uneven retail environment. The two underperforming stores were closed in April and June 2013, while one new concept store was opened at the end of June this year.

Gross profit for the quarter as a percent of sales decreased to 26.3% from 27.9% for the first quarter of the prior year. The decrease in gross profit is primarily the result of an increase in promotional activity to stimulate sales, as well as the leverage loss from the decrease in sales. Occupancy costs related to the new store was offset by savings from the store closures.

Expenses for Q1 as a percent of sales increased to 26.5% from 24.7%, primarily due to the decrease in sales, as well as increases of $200,000 in advertising, $200,000 in expenses associated with the growth of our online business, and $500,000 in labor-related costs. The expenses related to the new store were offset by the savings from the store closures. Going forward to improve performance, we have closed three underperforming stores, made selective staff reductions throughout the Company, negotiated reductions in logistics and software contracts, and are fine-tuning our customer satisfaction policies. Taken together, this will reduce our annualized operating expenses by $3.2 million.

The net loss for the quarter increased to $2.8 million, or $0.20 per diluted share, compared to net income of $100,000, or $0.01 per diluted share for Q1 last year.

For our balance sheet, inventory increased $4.9 million, or 4.1% on an average store basis. We had previously made additional investment in merchandise categories that had exhibited the greatest sales growth potential, which combined with the first quarter's overall weak sales caused the average inventory per store to increase. During the quarter, we reduced receipts compared to Q1 last year, and continue to focus on inventory productivity and expect improvements during the remainder of fiscal 2014.

On June 30th, our bank line had a borrowing capacity of $65 million, of which we utilized $56.2 million, leaving $8.8 million in availability, $2.3 million above the covenant availability requirement. While the amount of availability figure fluctuates due to seasonal changes in sales, and inventory purchases throughout the year, we believe it is prudent to amend and extend our Bank of America credit line. We increased the capacity by $10 million to $75 million, and extended the term through 2018.

Now I will turn the call over to Craig for his comments on our performance.

Craig Levra - Sport Chalet, Inc. - Chairman & CEO

Thank you, Howard. Good afternoon everyone. From a strategic prospective, we made some good headway in the first quarter. However our sales were lower than expected which was disappointing after the positive momentum we encountered in fiscal 2013. Comparable sales were down a slight 0.7%. The year ago quarter was a difficult one to comp, since sales were positively impacted by two sporting events that did not repeat this year, namely the build-up to the London Olympics, which inspired athletes worldwide to become more active in their given sports, and also the historic first-ever Stanley Cup win by the Los Angeles Kings. Given that our local fan base is very active in supporting our teams, unfortunately the Kings did not reach the final series this year.

Overall sales decreased 3% from the year ago quarter, primarily due to the closure of two underperforming stores, and the departure of some of our team sales representatives. However, we are encouraged that our average ticket is up, as a result of our continued focus on customer service. With regard to team sales, as I mentioned, due to the departure of some of our sales staff, sales in that division were down 31% for the quarter. However 88% of the sales reps on our team are delivering results greater than last year, and we have hired new sales reps and expect good things to come from them as they ramp up.

In addition, sales through our dedicated Sport Chalet team website are off to a great start for the year. In fact, we have already achieved 50% of our full fiscal year goal. Online sales were up 38% for the first quarter, making it once again our fastest glowing channel. We added new drop ship vendors; these are vendors that will ship product directly from their warehouses to our customers. That total is now 19 additional vendors to our online store, which further broadens our available assortment. All of our channels, online, in-store, and mobile, are now fully integrated, which gives our customers access to the broadest selection of merchandise, and the most seamless shopping experience between channels. Other retailers have experienced a similar challenging retail environment. Improved data points across consumer confidence, the housing recovery and the stock market have not translated to an increase in shopper traffic.

In fact, some believe that consumers are not tremendously better, and what spending increases are happening are going into big ticket items, like automobiles and real estate, not retail sales. The June quarter appears to be a mixed quarter for retail overall, the spending on these apparel and consumables trail spending on bigger ticket items such as cars and furniture. Against this backdrop, we continue to carefully manage our business real time. For example in the first quarter, as soon as we saw declining sales, we increased our promotional activity, including offering additional discounts on non-go-forward merchandise, accelerated our public relations outreach to create top of mind awareness for our merchandise offerings and services, and disseminated highly targeted tailored marketing e-mail messages to our Action Pass members.

While we have more inventory than we would like, because of the sales shortfall, we aggressively managed our inventory, and as a result we entered our second quarter with very little aged inventory, so that customers shopping at Sport Chalet continue to select from the latest and greatest performance, technical, and lifestyle merchandise. To stay ahead of this curve, we plan to reduce inventory significantly by the end of September. On a brighter note, June 28th marked the opening of our next-generation store, FIGat7th in downtown Los Angeles. Many of our stockholders joined us for the Grand Opening event, which turned out to be an exciting time. We were honored to have representatives from our architects, Gensler, our landlord, Brookfield, the City Council, and LA's downtown business center improvement district. Even the USC Marching band was on hand to celebrate the part that we are playing in the rebirth of downtown Los Angeles. This new store reflects all of Sport Chalet's strategic initiatives, such as our mobile initiative, and the use of iPads for in-store shopping. This is not a kiosk experience, this is personal engagement between our experts and our customers using mobile to access real time inventory so that our customers can get what they want, when and where they want it. That is happening at FIGat7th, as well as six other stores.

This new service is working extremely well, and we plan to roll it out to additional stores over the next six months. This next gen store is a smaller format, but it also has open flexibility. The presentation floor set can be adjusted at a moment's notice, and it gives us the ability to completely connect each sport by grouping all related merchandise together, footwear, apparel, and gear on completely interchangeable fixtures, and as the seasons change, or as different sports ebb and flow, we can easily and almost instantaneously change our products, our vendors, our presentation, and our layout.

Today, our FIGat7th store is meeting our expectation with improved productivity per square foot. The success of this store opens an entire new world of possibilities for Sport Chalet. We can build a dynamic productive store in any size, and in any location utilizing this format. Another bright spot in the quarter is our new credit facility with Bank of America Merrill Lynch. We are pleased to continue our long-standing relationship with B of A, and our new facility provides us greater borrowing capacity, which increased from $65 million to $75 million, and a longer term. This new facility runs through August 2018. The new facility gives us flexibility to fund working capital and the ability to execute on our growth initiatives.

We remain focused on making operational performance in our business that will help drive stronger overall performance both near and longer term. Since January, we have closed three underperforming stores, and made selective staff reductions at corporate, at the distribution center, and team sales, and at store level, in order to reduce operating expenses. We have also renegotiated logistics and software contracts. Taken together, we have reduced our annualized operating expenses by $3.2 million, and we continue to search for new ways for improve our efficiency. Without sacrificing our high level of commitment to customer service, we have made slight adjustments to our returns policy to combat what we consider to be some abuse of our no sale is ever final policy. We are finding unique ways to make our customers happy when they do have a return.

For example, by the end of this month, we will begin renting Go Pro cameras and accessories in 12 of our stores. To gain more efficiency in training our experts we are taking advantage of the latest technology, and we are now conducting more training sessions and more clinics online, reaching more experts than ever before. We are making big steps forward on all of our strategic initiatives. From a digital perspective, our state-of-the-art technology is employed at every level of the Company; we use it to personalize our customer communication based on individual consumer behavior and purchase history. We also use it to tail each store's merchandise mix to appeal to customers, in different locations in different markets. And finally, to minimize aged inventory, allowing us to offer one of the freshest product assortments of any specialty retailer in the nation.

In closing, it was a tough quarter for us, and as we continue to navigate a choppy recovery in retail, we are doing everything we can to grow sales, while at the same time prudently managing expenses. We continue to invest in key growth areas, including online, team sales and mobile. We are also exploring new ways for consumers to experience the Sport Chalet brand, including smaller, more flexible formats, such as the store at FIGat7th. We are very excited about the customer feedback to this new store and the results so far. So if your plans call for travel to Los Angeles, we would be happy to give you a personal tour.

While we want to capitalize on our online presence, we also want to emphasize that our retail stores are engaging, and customers want to visit our stores. We will continue to engage every customer, and help them improve in their chosen sport through an outstanding shopping experience. This means that our experts are trained to help customers get the best fit possible for their baseball gloves, using our glove steaming machines, and we will find the best fitting climbing gear by letting customers test merchandise in our in-store harness fitting areas. We are using running computerized running gait analysis, to help runners select the best running footwear, and these are just a sampling of the interactive elements that customers cannot get online, that are available in our stores.

We are hopeful that the retail environment will show signs of sustained improvement soon, and then when customers come back in full force, we are confident that the operating leaving we have built into our model will lead to improved bottom line results. Thank you for joining us today, and for your continued interest in Sport Chalet.

And now we will open up the call in the event any of you have any questions. Operator?

QUESTION AND ANSWER

Operator

And your first question comes from the line of Harold Cintron of Credit Intel. Please proceed.

Harold Citron - Credit Intel – Analyst

Hi guys, how are you doing?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Good. How are you doing?

Harold Citron - Credit Intel - Analyst

Good, thanks. Regarding the new revolver, will this include an accordion feature between September and December, or is this a straight $75 million credit limit?

Howard Kaminsky - Sport Chalet, Inc. - CFO

Hi, Harold, this is Howard. It is $75 million year-round.

Harold Citron - Credit Intel - Analyst

Okay let's see. Any financial covenants on this? I haven't had a chance to go digging through the filing itself?

Howard Kaminsky - Sport Chalet, Inc. - CFO

Covenant didn't change. There is a fixed charged coverage ratio.

Harold Citron - Credit Intel - Analyst

Okay. In terms of the Team Division here, how long before you think the new people that are replacing the old ones are going to be up and running to kind of a full level of sales support at this point?

Howard Kaminsky - Sport Chalet, Inc. - CFO

We are off to a really great start, and as I mentioned in my comments earlier, the team that we have, at 8% of the team are comping ahead of last year, in arguably what is still a tough team sales environments, because so many schools are still facing budgetary challenges on how much they can spend on athletics, so we are off to a great start there. As we had changes in top line, we took immediate significant reductions in the back office in distribution functions to make sure that our expenses fell in line with sales, and we are leveraged to go to actually achieve more productivity as that business improves. The great news for us is a year and a half ago we plugged in SAP into the Team sales division, which gives us unbelievable visibility to our gross margin and our sales, real-time inventory look-up, so we weren't happy about the top line reduction obviously, but the underlying foundation is extraordinarily solid. I would also remind everybody on the call that again, no retailer, literally none, no retailer in the nation, offers what we do from a team sales perspective, and that is shared inventory between team and retail, that is shared Action Pass membership data between our team customers and our in-store experience, that is the ability to use our stores as classrooms for clinics and league sign-ups, and the overall approach to the business, making it holistic. A retail connection to team and that connects to online.

Harold Citron - Credit Intel - Analyst

Okay, one last question. With the re-emphasis on tightening up inventory, are we looking at kind of a concentration of SKU selection going forward? Is this going to be something where product lines are going to be kind of trimmed and tailored, or are we still looking at the same breadth and depth of the current selections out there?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

The real challenge for us it to take some of the depth out. One of the reasons that customers come to Sport Chalet, athletes come to Sport Chalet is because of our amazing assortment. What our team is diligently working on, has worked on and the results are coming to bear, is how do we create faster turns, how do we create less depth overall, but still offer that tremendous assortment. Part of that is driven on this continued micro-merchandising of every location; we are learning a great deal of what is going on and how we can leverage our iPads in store. We started in some of our larger volume stores, where the assortments, when I say larger volume, fuller sized stores where the assortments are more complete, to get used to the concept of digital in-store, and now the cool part is that we are using this to great success in our downtown store, where there are certain categories that are not represented at all. Fishing is not represented in that store, because it is 40% smaller, we had to make choices, so fishing is not in that store, but we have got a nice fishing business. Big ticket fitness gear, ellipticals and treadmills and strength, we have one of each sample on the floor in that store; everything else is available through mobilized online. Fitness is one of our best categories in that store. All of these initiatives are real, they are working, and we are also getting great traction on our order today, deliver today service that we launched earlier in the year, in preparation for our downtown opening.

Harold Citron - Credit Intel - Analyst

Last question. Given the weather in the past two years, the warmer and unseasonably drier winters, have you guys been making any adjustments to the winter programs going forward?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Absolutely. We continue to focus on it. It is so interesting what is going on these past two years. You hit the nail on the head. We have had two extraordinarily stupid winters in a row, and that hasn't been helpful. So what our team has done is refocused once again the assortment going forward, in both snowboard as well as ski, hard goods, and same thing on the apparel side. We are tailoring the assortment by location. Again the depth is, the area where we are most focused on, but we are committed to bringing technical product to market ahead of everyone else. Now there will be some carryover this year going into next year on basics, and that is fine, and the reason we want to continue with that broad assortment is because customers want a full selection. The key is not to have too much of it, and the vendors, I won't speak to any specific merchandise snow hard goods vendor in particular, are understanding that given the tough winters really around the globe, it is not in their best interest to make every single snowboard, snowboard binding, snowboard boot, ski, ski boot, brand new each year, and that they are looking at carrying over product two and three seasons, as what used to take place during when more of the product was produced either in Europe or domestically.

Harold Citron - Credit Intel - Analyst

Okay, thank you very much.

Operator

And your next question comes from the line of Marty Lean of Wedbush. Please proceed.

Marty Lean - Wedbush - Analyst

Hi, thank you for taking the call. I was wondering on the online piece of the business, are you seeing any specific product categories that are selling particular well, and plans to accelerate them?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Yes, absolutely. So we have got a number of categories that started off strong and continue to do well. The exciting part is it is categories where we have the greatest concentration of online competition, so whether it is footwear, or outdoor apparel assortment, mountain shop and fishing, categories that have tremendously large competitors out there in the online world, that is where we are getting our greatest growth, so it is a real testament to our team for putting the emphasis on these categories and driving additional growth. The other portion of online that we continue to see improvement on is our radical shift, the use of mobile for customers to either research merchandise before they come in. We have the real time inventory look up available, as well as to quickly find the nearest store location to buy that product, and drive the business forward. So overall, we are pleased with that growth. We continue to place more attention and more resources against it.

Marty Lean - Wedbush - Analyst

Okay, great, thanks. Then on your previous comment that you about expect to reduce inventory through September. Are you focused in any product categories or promotional activity?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Well, what we are really disciplined at, and what I am proud of our team for, is when we do promotions and we do things like that, we really focus on merchandise that is non go-forward. In other words, product that we selectively mark down that is either non performing merchandise, or it is merchandise that is fashion merchandise, that seasonably adjusts, and changes out every season, so we really focus on those particular categories. We have a price matching policy in all of our stores, both online as well as land-based retail competitors, so we get a little bit of that, not a lot, but the focus is having inventory extremely fresh, extremely current, very productive, our customers demand the latest and greatest, and that is where our focus is.

Marty Lean - Wedbush - Analyst

Okay, great, thank you.

Operator

And your next question comes from the line of Jim Goodbody, a private investor. Please proceed.

Jim Goodbody - Private Investor - Analyst

Hey guys, thanks for taking my call.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Yes.

Jim Goodbody - Private Investor - Analyst

I just. [inaudible-background noise] The inventory has been a big topic of discussion today. Looking at the inventory turns. [inaudible].

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Jim, my apologies, I could not hear most of your question, none of us could, could you repeat it, please?

Jim Goodbody - Private Investor - Analyst

Let me try one more time. Just wanted to get some more clarification on the inventory just trying to benchmark what your inventories are compared to your some of your competitors? It seems at first blush, you are not as successful at turning the inventory over as soon as your competitors. Can you talk about that?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Absolutely, and that is a very fair question. Part of the reason that our inventory turns slower is because of the first to market stance that we have. We sell $2000 stand-up paddleboards, not in every location. We sell $10,000 Matrix treadmills, again not offered at every location. We sell $400 Italian leather Zamberlan hiking boots, again not at every location. So part of our challenge is, and one of the things we are focused on, is how do we continue to accelerate the turn, faster turning merchandise that is normally fast turning, how do we accelerate that turn, and still have that unique differentiated product assortment that our customers really expect. The cool thing for us is because we have got all of the inventory, all of our merchandise represented online, we think that is going to be a turn driver for us going forward. In addition, you see so many major retailers, I am talking about the big national chains, department stores and others, where they are all commenting on or talking about one of their strategic initiatives, is to have the ability of each store to ship inventory to online customers. This is something we put in place years ago when we launched our online business, whereby any product for sale in any store is available for sale at every store and online, so as we continue to fine-tune that inventory mix and depth, we are able to more fully leverage our inventory so nothing is, we don't have a separate online inventory reserve if you will at our distribution center. Ideally when an order comes into us each day for online, the first place our systems, our program to look for that inventory is our distribution center, let the distribution center ship that merchandise first. Should they not have it, should the center not have it, then we go based on geography, and very shortly we hope to reprogram that based on weeks of supply versus geography.

Jim Goodbody - Private Investor - Analyst

That is good. Given that there is a decrease in your gross margins this quarter, and you had an increase on your online sales, which seems to be your growth factor right now, are the online sales, are you using third party distributors? Are you getting lower margin on product?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

No, everything we sell online we own. Now, the example, the comment that I made about the 19 vendors that have what we call extended isle products, our current table tennis table supply has I believe 20 tables in the mix. We buy six of those tables. So the other 14 are available online, so that means the customer that comes into our store that wants a different table than we offer, we can order that in-store, ship it to a store, ship it to a business, ship it to a home, customer pays for it through us, it is a fantastic program. We went from zero to 19 in very short order, and that is a big focus for us, is how do we continue to leverage the full assortments that our vendors have from an online prospective, but again because we are integrated, the product is not only available online, it is available in-store as well. Those stores that don't have mobile devices yet, can go back to any computer terminal that we have throughout the stores, and look up merchandise, and present it to customers on the spot and create the order.

Jim Goodbody - Private Investor - Analyst

Okay. You mentioned you closed down two stores. What is the total store count right now?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Fifty-two.

Jim Goodbody - Private Investor - Analyst

Fifty-two, okay.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Right.

Jim Goodbody - Private Investor - Analyst

Are there plans in the next six to twelve months of opening more? Are you looking to target 60 stores or maintain status quo?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

The great opportunity for us is that as we continue to fine-tune and learn about our next gen store in downtown Los Angeles, it gives us ultimate flexibility. As I mentioned on my comments earlier, we are in a shopping mall, but we are in the middle of an office environment, so we are surrounded by office towers and some residential down the street. So 500,000 inbound professionals that come to work in downtown Los Angeles every day, we are not in a traditional retail center by any stretch of the imagination, but it is a unique design and it works very well for us. Whether it is mall-based, power centers, standalones, urban environments, suburban environments, so far the results tells us that this next gen store gives us ultimate flexibility as we look forward to the future. The good news for us, and we know that the quarter is disappointing obviously, is our Company has taken very aggressive steps, we closed three stores in the middle of trying to open one, and one was our worst from a top line sales standpoint, far and away. The other one was our worst from an EBITDA, or four-wall contribution standpoint, and in multiple years to go on the lease, so we got rid of those drains on our business, so we are being very proactive to make sure that each store performs extraordinarily well, and take action if it doesn't.

Jim Goodbody - Private Investor - Analyst

Super. I appreciate your taking the time, and taking my questions. Thank you.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

Absolutely.

Operator

At this time, we have no further questions. I would now like to turn the call back over to management.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO

We would just like to thank all of for you joining us today, and if you have any follow-up questions, please feel free to contact Howard or me. Have a great afternoon.

Operator

This concludes today's conference call. Thank you for your participation. You may now disconnect. Have a good day.